UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SunEdison Semiconductor Limited

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On July 9, 2015, Shaker Sadasivam resigned from the Nominating and Corporate Governance Committee of the Board of Directors (the “Committee”) of SunEdison Semiconductor Limited (the “Company”) in order to ensure that only independent directors comprise the membership of the Committee. Mr. Sadasivam’s resignation at this time is to address a corporate governance concern of Institutional Shareholder Services (ISS) stated in its report with voting recommendations for matters to be considered at the Company’s 2015 annual general meeting. ISS recommended a vote against the election of Shaker Sadasivam because of his service on the Committee as a non-independent member of the Board of Directors.

Until January 20, 2015, the Company was deemed to be a “controlled company” under the rules of Nasdaq. On January 20, 2015, SunEdison Inc.’s ownership interest in the Company was reduced from greater than 50% to approximately 25% after the sale by SunEdison of its shares in a registered secondary offering. Under the Nasdaq rules applicable to controlled companies, the Company has a 12-month period after January 20, 2015 within which to comply with the independence requirements related to the Company’s Nominating and Corporate Governance Committee. The Company will no longer use that transition period. The Committee now consists only of independent members of the Company’s Board of Directors and shall remain fully independent.